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Exhibit 10.37

PRIVATE & CONFIDENTIAL

Mr. Tom Franklin
Aegis Communications Group, Inc.
[Intentionally left blank]
[Intentionally left blank]

        March 21, 2003

Dear Tom,

        As you are aware, the Board of Directors has asked the Company to explore various strategic alternatives, which may result in a change of control of the Company. The Board has recognized that such a transaction may cause you concern relative to your future employment with the Company. Further, the Board wishes to insure that management is aligned with the best interest of the shareholders in negotiating any potential transactions. To meet this objective and to offset any employment concerns you may have, the Board has asked the Compensation Committee to provide a Retention Bonus Plan ("Plan") for the Executive Team.

        The following proposal has been authorized by the Compensation Committee and approved by the Board of Directors to be put into place immediately. Please understand that any existing employment agreements and/or compensation packages are not changed or altered in any way, shape, or form by the implementation of this Plan. Also, note that this Plan will be disclosed in the appropriate public filings for the Company and will be made part of the public record.

Retention Bonus Plan

        Upon the closing of a sale/merger, which results in a change of control ("Sale"), the Company will accrue a Bonus Pool to be paid out to members of the Executive Team. To the extent that an investment is made by a third party, a joint venture is created with a third party, or an existing sponsor makes an investment a Bonus Pool will not be created. The Bonus Pool will be up to 2% of the Enterprise Value paid for Aegis. Enterprise Value is defined as the net consideration paid for Aegis net of fees or any deductions in purchase price or payments and net of any retained liabilities (with the exception of this Bonus). A member of the Executive Team will not be entitled to his/her portion of the Bonus Pool if he/she resigns from the Company or is terminated for Cause. Furthermore, in order for the respective member of the Executive Team to be eligible to receive his/her portion of the Bonus Pool, he/she must continue to put forth diligent and good faith efforts to bring to fruition a successful transaction as determined by the Board of Directors. This pool will be in place through December 31, 2003.

        No other incentive compensation agreement with the Company is altered in any way shape or form by this section of the agreement.

        Fixed Portion:    Of the 200 total potential basis point Bonus Pool, 75 basis points will be set aside as the Fixed Portion, to be divided, on a percentage basis, between the Executive Team. After careful consideration, your percentage of the Fixed Portion has been set at 10%. An example below illustrates how the Fixed Portion of the Bonus Pool is calculated.

        Example:    Aegis purchased by an unaffiliated third party for a $35 million Enterprise Value (net of all other fees and considerations). The Fixed Portion of the Bonus Pool is calculated to be $262,500. Your percentage of the Fixed Portion is 10%, so individually you would receive a $26,250 bonus.

        Discretionary Portion:    Of the potential 200 basis point Bonus Pool, 125 basis points will be set aside as a Discretionary Portion to be divided by the Board post Sale as they deem fair and equitable between the Executive Team. While it is the Board's expectation that the entire Discretionary Portion will be distributed, there is no obligation on behalf of the Company or Board to distribute any or all of the Discretionary Portion. An example below illustrates how the Discretionary Portion of the Bonus Pool is calculated.

        Example:    Aegis purchased by an unaffiliated third party for $35 million Enterprise Value (net of all other considerations). The Discretionary Portion of the Bonus Pool is calculated to be $437,500. Of this amount the Board will determine what percentage will be disbursed based on the overall outcome and relative contribution for each member of the Executive.

        We appreciate your dedicated efforts on behalf of the Company to date. We are counting on you to remain focused on the business during this process and working hard to maximize the value of Aegis, in which case both you and the shareholders benefit.

Sincerely,

Mr. Pat Gross Chairman of the Board of Directors Aegis Communications Group, Inc.	Mr. Henry Druker Chairman, Compensation Committee Aegis Communications Group, Inc.

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  Exhibit 10.37